U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 19, 2011

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

537 Stevenson Street, San Francisco, California 94103

(Address of U.S. principal executive offices)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

U.S. (415) 575-9700, Europe 34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 19, 2011, Private Media Group, Inc. (the “Company”) received a Staff Determination Letter from The NASDAQ Stock Market stating that the Company did not comply with Listing Rule 5605(b)(1) (the “Rule”), which requires its Board of Directors to have a majority of independent directors, and has failed to regain compliance with this requirement for continued inclusion on The NASDAQ Global Market during the applicable cure period, which expired at the Company’s Annual Meeting of Shareholders held on November 18, 2010, and, therefore, that its common stock is subject to delisting from The NASDAQ Global Market.

The Company became subject to the Rule when it ceased to be a “Controlled Company” (defined as a company which is more than 50% owned by a single shareholder) in November 2009, and ceased to be in compliance with the Rule in April 2010, upon the resignation of one of the independent directors, leaving the Board composed of three independent directors and three non-independent directors. At the Annual Meeting there were two competing slates presented to the shareholders: one by the Company and one by Consipio Holding BV. Each of the competing slates was comprised of six directors, four of whom are believed to be independent under NASDAQ rules. Therefore, upon the election of either slate, the Company would have been in compliance with the Rule. However, as of the date of this Report, the Company is prohibited by a Court order, described below, from recognizing any election results.

As previously reported, On December 16, 2010, the Company received the independent Inspector of Election’s Final Report, which became subject to the review and approval of Elizabeth Gonzalez, Presiding Judge, pursuant to an Order entered by Judge Gonzalez in December 2010, in the previously reported proceeding originally filed by Consipio Holding BV, Ilan Bunimovitz and Tisbury Services Inc against Private Media Group, Inc. and others in Nevada County Court, Clark County, Nevada (Case No. A-10-622802-B) in August 2010. According to the Final Report, the Company’s six nominees had received the highest number of votes. Under Nevada law, the six nominees who receive the highest number of votes are elected to the Board of Directors. However, under the Court’s December 2010 Order the Inspector’s Final Report was subject to review by the Court, and could not be deemed final and effective by the Company until approved by the Court.

As previously, reported, the Inspector’s Final Report was reviewed by the Court at a hearing on January 4, 2011, to determine whether the Inspector of Election’s Final Report would be approved by the Court. Following the conclusion of the hearing on January 4, 2011, the Court entered a further Order refusing to either modify or confirm the Inspector’s Report. Accordingly, the current directors (Messrs. Milton, Rodebrandt, Dixinger, Jensen, Johnson and Bunimovitz) continued to remain in office pending further order of the Court, or until the Company convenes the 2011 Annual Meeting of Shareholders. There are no assurances that the Inspector’s Final Report will ever be approved by the Court, either as delivered by the Inspector of Elections or otherwise.

In view of the Company’s receipt of the Staff Determination Letter advising the Company that its common stock is subject to delisting, the Company is filing an emergency motion with the Court seeking to allow the Company to accept the Final Report of the Independent Inspector of Elections. There are no assurances as to if or when the Court will grant a hearing or, if granted, allow the Company to accept the Final Report of the Independent Inspector of Elections. If the Court does not grant the Company’s requested relief on a timely basis, it will consider all available options, including an emergency appeal to the Nevada Supreme Court directing approval of the Final Report, as certified by the Independent Inspector of Elections on December 16, 2010.

The Company is requesting a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination and hopes to be in compliance with the Rule prior to the hearing date. However, the ability of the Company to comply with the Rule will depend upon future rulings by the courts in the Nevada proceeding. Accordingly, we cannot assure you that we will be able to comply with the Rule or other applicable listing NASDAQ requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: January 25, 2011	/s/ Johan Gillborg
Johan Gillborg,
Chief Financial Officer

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